Exhibit M

Stock Transfer Agreement

The undersigned Goldman Sachs Asset Management (“GSAM”), investment adviser for the Goldman Sachs MLP Income Opportunities Fund (GMZ) and Goldman Sachs MLP and Energy Renaissance Fund (GER) (together, the “Funds”) which together own 723,738 common units (the “Units”) representing limited partner interests in Sprague Resources LP, a Delaware limited partnership (“SRLP”), hereby sells all of the Units to Sprague Resources Holdings LLC (“Resources”), a wholly-owned subsidiary of Axel Johnson Inc., in exchange for a total of $10,023,771.30 in cash (the “Consideration”), representing a price of $13.85 per common unit, payable by Resources to each of the Funds at:

GMZ: 280,000 units; $3,878,000.00 in consideration

GER: 443,738 units; $6,145,771.30 in consideration

Promptly upon execution hereof, (i) the Funds shall forward to American Stock Transfer and Trust Company, LLC, the transfer agent for SRLP, the authorization and direction attached hereto, and (ii) Resources shall pay to each of the Funds, by wire transfer, the Consideration. Resources and each Fund acknowledge and agree that such Fund shall not be required to deliver the Units being sold by such Fund pursuant to this Agreement until after such aggregate purchase price have been delivered by Resources to the Funds in accordance with the terms of this Agreement.

Each party shall bear its own expenses for brokerage fees or any other expense associated with this transfer.

[Signature Page Follows]

Goldman Sachs Asset Management, investment adviser to the Funds

/s/ Kenneth Topping
Name: Kenneth Topping
Title: Managing Director

Accepted and Agreed:

Sprague Resources Holdings LLC

/s/Michael D. Milligan
Name:Michael D. Milligan
Title: President

Signature Page to Stock Transfer Agreement

FORM OF INSTRUCTION LETTER

[Goldman Sachs Letterhead]

June [5], 2020

American Stock Transfer and Trust Company, LLC

Attn: Hans Campaña

6201 15th Avenue

Brooklyn, NY 11219

Dear Sir:

American Stock Transfer & Trust Company, LLC is hereby authorized and directed to accept a DWAC withdrawal from Goldman Sachs Asset Management in the amount of 723,738 common units representing limited partner interests of Sprague Resources LP. Once the units are taken, please issue all of such units to Sprague Resources Holdings LLC (tax ID number 45-2637035).

Should you have any questions, please contact me at [appropriate contact at Goldman Sachs].

Sincerely,

[Name]

[Title]

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